EXHIBIT 4.1

                       AMENDMENT NO. 3 TO RIGHTS AGREEMENT

            AMENDMENT, dated as of October 27, 1998, to the Rights Agreement, dated as of August 28, 1989, as amended as of September 26, 1989 and May 18, 1993 (the "Rights Agreement"), between First Security Corporation, a Delaware corporation (the "Company"), and First Chicago Trust Company of New York.

            Pursuant to Section 4.4 of the Rights Agreement, the Company hereby appoints First Chicago Trust Company of New York as successor Rights Agent (the "Rights Agent") as of the date hereof. First Chicago Trust Company of New York, as Rights Agent, is hereby vested with the same powers, rights, duties and responsibilities as if it had been originally named as rights agent without further act or deed.

            The Company and the Rights Agent have heretofore executed and entered into the Rights Agreement. Pursuant to Section 5.4 of the Rights Agreement, the Company and the Rights Agent may from time to time supplement or amend the Rights Agreement in accordance with the provisions of Section 5.4 thereof. All acts and things necessary to make this Amendment a valid agreement, enforceable according to its terms, have been done and performed, and the execution and delivery of this Amendment by the Company and the Rights Agent have been in all respects duly authorized by the Company and the Rights Agent.

            In consideration of the foregoing and the mutual agreements set forth herein, the parties agree as follows:

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            1. The Rights Agreement is hereby modified and amended by deleting
Section 1.1(a) and replacing it with the following:

            (a) "Acquiring Person" shall mean any Person (as such term is hereinafter defined) who or which, together with all Affiliates and Associates (as such terms are hereinafter defined) of such Person, shall be the Beneficial Owner (as such term is hereinafter defined) of 15% or more of the shares of Common Stock of the Company then outstanding, but shall not include the Company, any Subsidiary (as such term is hereinafter defined) of the Company, any employee benefit plan of the Company or any Subsidiary of the Company, or any entity holding shares of Common Stock for or pursuant to the terms of any such plan. Notwithstanding the foregoing, no Person shall become an "Acquiring Person" as the result of an acquisition of shares of Common Stock by the Company which, by reducing the number of shares outstanding, increases the proportionate number of shares beneficially owned by such Person to 15% or more of the shares of Common Stock of the Company then outstanding; provided, however, that if a Person shall become the Beneficial Owner of 15% or more of the shares of Common Stock of the Company then outstanding by reason of share purchases by the Company and shall, after such share purchases by the Company, become the Beneficial Owner (other than by means of a stock dividend or stock split) of any additional shares of Company Stock of the Company, then such Person shall be deemed to be an "Acquiring Person". Notwithstanding the foregoing, if the Board of Directors of the Company determines in good faith that a Person who would otherwise be an "Acquiring Person", as defined pursuant to the foregoing provisions of this paragraph (a), has become such inadvertently, and such Person divests as promptly as practicable a sufficient number of shares of Common Stock so that such Person would no longer be an "Acquiring Person," as defined pursuant to the foregoing provisions of this paragraph (a), then such Person shall not be deemed to be an "Acquiring Person" for any purposes of this Agreement.

             2. The last section of Section 1.1(g) of the Rights Agreement shall be deleted in its entirety and replaced with the following:

            Until adjustment thereof in accordance with the terms hereof subsequent to October 27, 1998, the Exercise Price shall equal $85.00

             3. Section 1.1(i) of the Rights Agreement shall be deleted in its entirety and replaced with the following:

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             (i) "Flip-in Date" shall mean any Stock Acquisition Date (as defined below) which is not the result of a Flip-over Transaction or Event (as defined below).

             4. Section 1.1(k) of the Rights Agreement shall be deleted in its entirety and replaced with the following:

            (k) "Flip-over Transaction or Event" shall mean a transaction or series of transactions at any time after a Person has become an Acquiring Person in which, directly or indirectly, (a) the Company shall consolidate with, or merge with and into, any other Person,
            (b) any Person shall consolidate with the Company, or merge with and into the Company and the Company shall be the continuing or surviving corporation of such merger and, in connection with such merger, all or part of the shares of Common Stock shall be changed into or exchanged for stock or other securities of any other Person (or the Company) or cash or any other property, or (c) the Company shall sell or otherwise transfer (or one or more of its Subsidiaries shall sell or otherwise transfer) assets or earning power aggregating 50% or more of the assets or earning power of the Company and its Subsidiaries (taken as a whole) to any other Person other than the Company or one or more of its wholly-owned Subsidiaries.

             5. Section 1.1(q) of the Rights Agreement shall be deleted in its entirety and replaced with the following:

             (q) "Separation Time" shall mean the close of business on the earlier of (i) the tenth day after the Flip-in Date or (ii) the tenth business day (or such later date as may be determined by action of the Board of Directors prior to such time as any Person becomes an Acquiring Person) after the date of the commencement by any Person (other than the Company, any Subsidiary of the Company, any employee benefit plan of the Company or of any Subsidiary of the Company or any entity holding shares of Common Stock for or pursuant to the terms of any such plan) of, or of the first public announcement of the intention of any Person (other than the Company, any Subsidiary of the Company, any employee benefit plan of the Company or of any Subsidiary of the Company or any entity holding shares of Common Stock for or pursuant to the terms of any such plan) to commence, a tender or exchange offer the consummation of which would result in any Person becoming the Beneficial Owner of shares of Common Stock aggregating 15% or more of the then outstanding shares of Common Stock (including any such date which is after the date of this Agreement and prior to the issuance of the Rights); provided that, if the foregoing results in the

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             Separation Time being prior to the Record Time, the Separation Time shall be the Record Time.

             6. The parenthetical "(but not less than all)" in the first sentence of Section 3.1(c) of the Rights Agreement shall be deleted and replaced with "or part of".

             7. The following shall be inserted as the second sentence of
 Section 5.4 of the Rights Agreement:

            Without limiting the foregoing, the Company may at any time before the Flip-in Date amend this Agreement to lower the thresholds set forth in Sections 1.1(a) and 1.1(q) to not less than the greater of
            (i) the sum of .001% and the largest percentage of the outstanding shares of Common Stock then known by the Company to be beneficially owned by any Person (other than the Company, any Subsidiary of the Company, any employee benefit plan of the Company or any Subsidiary of the Company, or any entity holding Common Shares for or pursuant to the terms of any such plan) and (ii) 10%.

             8. The second sentence of Section 5.9 shall be deleted in its entirety and replaced with the following:

            "Any notice or demand authorized or required by this Agreement to be given or made by the Company or by the holder of any Rights to or on the Rights Agent shall be sufficiently given or made if delivered or sent by first-class mail, postage prepaid, addressed (until another address is filed in writing with the Company) as follows:

                        First Chicago Trust Company of New York
                        525 Washington Boulevard
                        Suite 4660
                        Jersey City, New Jersey 07310
                        Attn: Tenders & Exchange Administration"

             9. The Rights Agreement and the Exhibits thereto shall be restated to reflect this Amendment to the Rights Agreement, including all necessary conforming changes.

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             10. This Amendment to the Rights Agreement shall be governed by and construed in accordance with the laws of the State of Delaware and for all purposes shall be governed by and construed in accordance with the laws of such State applicable to contracts to be made and performed entirely within such State.

             11. This Amendment to the Rights Agreement may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed an original and all such counterparts shall together constitute but one and the same instrument. Terms not defined herein shall, unless the context otherwise requires, have the meanings assigned to such terms in the Rights Agreement.

             12. Except as expressly set forth herein, this Amendment to the Rights Agreement shall not by implication or otherwise alter, modify, amend or in any way affect any of the terms, conditions, obligations, covenants or agreements contained in the Rights Agreement, all of which are ratified and affirmed in all respects and shall continue in full force and effect.

             13. If any term, provision, covenant or restriction of this Amendment to the Rights Agreement is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Amendment to the Rights Agreement, and of the Rights Agreement, shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

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             IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and attested, all as of the date and year first written above.

Attest:                                 FIRST SECURITY CORPORATION

By:/s/ Brad D. Hardy                    By:/s/ Scott C. Ulbrich
--------------------                    -----------------------
   Name:  Brad D. Hardy                    Name:  Scott C. Ulbrich
   Title: Secretary                        Title: Executive Vice President --
                                                  Finance and Capital Markets,
                                                  and Chief Financial Officer


Attest:                                 FIRST CHICAGO TRUST COMPANY OF NEW YORK

By:/s/ Shirley Grant                    By:/s/ Joanne Gorostiola
--------------------                    ------------------------
   Name:  Shirley Grant                    Name:  Joanne Gorostiola
   Title: Service Officer                  Title: Assistant Vice President

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